Exhibit 10.3

                       AMENDMENT TO MASTER LEASE AGREEMENT

29. SECURITY INTEREST. As security for Lessee's obligations hereunder, Lessee hereby grants Lessor a security interest in all equipment (as defined in Article 9 of the Uniform Commercial Code in effect in the State of Minnesota on the date hereof and as may be amended from time to time) of Lessee, whether now owned or hereafter acquired (collectively, "Equipment"), and Lessee shall execute and consents to filing of appropriate UCC-1 financing statements with respect to such interest. Notwithstanding the foregoing, Lessor agrees that:

                  (i) such interest in any future Equipment will automatically be subordinated to a purchase money security interest of any party providing financing for such future Equipment and the Lessor shall execute any release or subordination agreement as required by the purchase money lender; and

                  (ii) in connection with any subsequent secured financing by the Lessee, Lessor will, upon request, release or subordinate all of its interests in any Equipment not subject to any Lease, and that such release or subordination will not be unreasonably withheld or delayed as long as Lessee is not in default of the obligations under the Lease or has not been in default of the obligations under the Lease for the past eight (8) months.



         Accepted and agreed this 10th day of April, 2000



         Applied Biometrics, Inc., Lessee

         By: /s/ Camille M. Meyer

         Title: Vice-President, Finance & Chief Financial Officer



         Dexxon Capital Corporation, Lessor

         By: /s/ Chris Duncan

         Title: President